Exhibit 4.1

Description of Central Pacific Financial Corp.’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

The following is a summary description of Central Pacific Financial Corp’s Common Stock. This description is not complete and is qualified in its entirety by reference to the provisions of our Restated Articles of Incorporation and Amended Bylaws, each of which is incorporated herein by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, and the applicable provisions of the Hawaii Business Corporation Act (the "HBCA").

Common Stock

Our authorized Common Stock consists of 185,000,000 shares of Common Stock, no par value per share. Our issued Common Stock represent non-withdrawable capital and are not federally insured.

Dividend Rights

Holders of our Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors out of any funds legally available for dividends. The ability to pay dividends depends on the amount of dividends paid to the Company by Central Pacific Bank (the “Bank”), a wholly-owned subsidiary of the Company. As further described in Part I, Item 1 of the Form 10-K of which this Exhibit 4.1 is a part, the Company’s payment of dividends, and the Bank’s payment of dividends to the Company, are subject to extensive government regulation, in that regulatory authorities may invoke their authority to prohibit banks and their holding companies from paying dividends for a number of reasons, including, for example, a determination that such payments would constitute an unsafe or unsound banking practice or a determination that such payments would reduce the amount of either entity’s capital below that necessary to meet minimum applicable regulatory capital requirements. Our ability to pay dividends is also subject to restrictions set forth under Hawaii law and restrictions and covenants set forth in various agreements we are a party to, including covenants set forth in our subordinated debentures. The Bank, in addition to obtaining approval from the Federal Deposit Insurance Corporation and Hawaii Division of Financial Institutions, if required, is not permitted under Hawaii law to pay dividends except out of retained earnings as defined under Hawaii banking law.

Liquidation and Dissolution

In the event of our liquidation or dissolution, the holders of Common Stock are entitled to receive proportionately all assets available for distribution to shareholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Common Stock are not entitled to a liquidation preference in respect of those shares.

No Preemptive or Conversion Rights

Holders of Common Stock generally do not have preemptive rights to purchase additional Common Stock or conversion or redemption rights under our Restated Articles of Incorporation or the HBCA.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. An election of directors by our shareholders shall be determined by a plurality of the votes cast by the shareholders entitled to vote on the election.

Restrictions on Ownership-Bank Regulatory Restrictions

Federal law prohibits a person or group of persons “acting in concert” from acquiring “control” of a bank holding company unless the Federal Reserve Board has been given prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another statutory period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Whether or not a party is presumed to have acquired control or have a controlling influence over a bank holding company depends on, among other things, its percentage of voting ownership, the number of director representatives such party has and overall business relationships with the bank holding company. Similarly, the Hawaii Commissioner of Financial Institutions is required to approve any acquisition of control of the Bank or Central Pacific Financial Corp.

Anti-Takeover Effects of Hawaii Law

The Hawaii Control Share Acquisitions Act (the "CSA Act") is applicable to the Company and is designed to inhibit hostile acquisitions by restricting Control Share Acquisitions. A Control Share Acquisition is the acquisition of shares of an issuer resulting in beneficial ownership of a new range of voting power (with thresholds for the ranges starting at 10% and set at 10% intervals up to a majority) for the election of directors. Certain acquisitions are exempt from the CSA Act, including acquisitions from the issuer or where the issuer's prior approval has been obtained. The CSA Act prohibits the consummation of a Control Share Acquisition unless each such acquisition is separately approved by a majority of the corporation's outstanding shares (excluding shares beneficially owned by the acquiring person) and imposes certain state law disclosure and timing requirements. If a Control Share Acquisition is made without the requisite shareholder approval, then, for a period of one year after the acquisition, the shares acquired by the acquiring person will (i) be denied voting rights, (ii) be non-transferable, and (iii) be subject to redemption at the option of the corporation either at the price at which the shares were acquired or at book value per share as of the last day of the fiscal quarter ended prior to the date of the call for redemption.

Thus, under certain circumstances, the CSA Act may make it more difficult for an acquiring person to exercise control over the Company due to the limitations placed on that person's ability to vote the shares so acquired and the right of the Company to acquire the subject shares.

In addition, the HBCA requires mergers and share exchanges to be approved by the affirmative vote of the holders of three-quarters (3/4) of all the issued and outstanding shares of the Company having voting power.

Finally, Hawaii Revised Statutes Chapter 417E requires registration of take-over offers with the Hawaii Commissioner of Securities and places certain limit on offerors.

Anti-Takeover Provisions in our Restated Articles and Amended Bylaws

The following discussion is a general summary of certain provisions of the Restated Articles of Incorporation, and Amended Bylaws of the Company which may be deemed to have an "anti-takeover" effect.

Advance Notice Requirement for Director Nominations and Shareholder Proposals. Our Amended Bylaws provide that shareholder nominations for the election of directors and shareholder proposals may not be brought before a meeting of shareholders unless the shareholder has given timely written notice in proper form of such nomination or proposal to the Secretary of the Company at the principal executive office. Such proposals or nominations may be made only by persons who are shareholders of record on the date on which such notice is given and on the record date for determination of shareholders entitled to vote at that meeting. To be timely, a shareholder's notice shall be delivered to or mailed and received at the executive office of the corporation not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, the shareholder's notice shall be given in the manner provided herein by the later of (i) the close of business on the date 90 days prior to the meeting date or (ii) the tenth day following the date the meeting is first publicly announced or disclosed, and (iii) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is publicly announced or disclosed.

No person nominated by a shareholder is eligible for election to the Board of Directors unless nominated in accordance with the foregoing procedures, and thus such procedures could make it more difficult for dissident shareholders to nominate and elect their candidates.

Supermajority Shareholder Vote to Call a Special Shareholders Meeting to Amend Bylaws. Subject to repeal or change at any regular meeting of the shareholders, or at any special meeting called for that purpose by the vote of the holders of eighty percent (80%) of the outstanding shares entitled to vote at such meeting, the power to alter, amend or repeal our Amended Bylaws or adopt new bylaws is vested in the Board of Directors. The supermajority vote required to call a special meeting of shareholders to amend the bylaws could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through bylaw amendments adopted by the shareholders at a special meeting is an important element of the takeover strategy.

Fair Price Provisions Involving Business Combinations. Our Restated Articles of Incorporation contain a "fair price" provision that applies to certain business combination transactions involving any interested shareholder, which is (i) any person that beneficially owns more than 10% of our voting stock or (ii) any affiliate of the Company that within the past five years beneficially owned more than 10% of our voting stock. This provision requires the affirmative vote of the holders of at least 75% of our voting stock to approve specified transactions between an interested shareholder or its affiliate and us or our subsidiaries, including:

•any merger or consolidation;
•any sale, lease, license, exchange, pledge, transfer or other disposition of assets (in one transaction or a series of transactions) having a fair market value of $2 million or more;
•the issuance or transfer of any of our securities or any of our subsidiaries' securities by us or any of our subsidiaries to an interested shareholder or its affiliates having a fair market value of $2 million or more;
•the adoption of a plan or proposal for our liquidation or dissolution proposed by or on behalf of an interested shareholder or its affiliate; and
•any reclassification of securities (including any reverse stock split), recapitalization, merger or consolidation of our company with any of our subsidiaries or other transaction (whether or not involving an interested shareholder) that has the effect of increasing the proportionate share of the outstanding shares of any class of our equity or convertible securities or those of our subsidiaries owned by an interested shareholder or its affiliate.

This voting requirement will not apply to any particular transaction approved by a majority vote of the directors who are unaffiliated with the interested shareholder and who were members of the Board of Directors before the latter of the first public announcement of the terms of the proposed business combination and the day the interested shareholder became a shareholder and any successor to such directors who were unaffiliated with the interested shareholder and recommended to the Board of Directors by a majority of such directors. This voting requirement will also not apply to any transaction involving the payment of consideration to holders of our outstanding Common Stock in which certain minimum "fair price" and procedural requirements are met.

This "fair price" provision could have the effect of delaying or preventing a change in control of our company in a transaction of series of transactions that does not satisfy the stated criteria.

Preferred Stock. Our Restated Articles of Incorporation allow the Board of Directors to issue up to 1,000,000 shares of preferred stock, no par value per share. The Board of Directors also has the authority to designate the rights, preferences, privileges and restrictions of such preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change of control of our company without further action by the shareholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of Common Stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of our Common Stock.